Exhibit 10.11
QUICKSILVER GAS SERVICES LP
PHANTOM UNIT AWARD AGREEMENT

Participant:

Number of Phantom Units:

Date of Grant:

     1. Under the terms and conditions of the Quicksilver Gas Services LP 2007 Equity Plan (the “Plan”), a copy of which is attached hereto and incorporated herein by reference, Quicksilver Gas Services LP, a Delaware limited partnership (the “Partnership”), grants to the Participant named above the number of Phantom Units set forth above. Terms not defined in this Agreement have the meanings set forth in the Plan.
     2. One-third (1/3rd) of the Phantom Units will become vested on the first business day coinciding with or following each of the first three anniversaries of the Date of Grant (the “Vesting Dates”), provided that the Participant has remained an employee of the Company or its Affiliates through each such Vesting Date (and further provided that in no event will the Participant become entitled to settlement of a fraction of a Unit).
     3. Notwithstanding the Vesting Dates described above, in the event of a Change in Control while the Participant is employed by the Company or an Affiliate or in the event that the Participant terminates employment with the Company or its Affiliates by reason of disability (as determined by the Committee in good faith) or death, the nonvested Phantom Units will immediately become 100% vested. If the Participant terminates employment with the Company and its Affiliates for any reason other than such disability or death, any nonvested Phantom Units will be forfeited immediately.
     4. Each vested Phantom Unit will entitle the Participant to receive a lump sum cash payment equal to the Market Value per Unit determined as of the date the Phantom Units become vested. Payment will be made as soon as practicable following the date the Phantom Units become vested, but in no event later than 10 days after such date. In no event will payment be made later than March 15 of the calendar year following the calendar year in which the Phantom Units become vested.
     5. The Participant will have none of the rights of a unitholder of the Partnership with respect to any Units underlying the Phantom Units, including the right to vote such Units or receive any distributions that may be paid thereon. Furthermore, nothing herein will confer upon the Participant any right to remain in the employ of the Company or an Affiliate.
     6. The Participant hereby accepts and agrees to be bound by all the terms and conditions of the Plan and this Agreement. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the Plan amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Participant under this Agreement without the Participant’s consent.
ACCEPTED:

Signature of Participant